Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" and to the use of our report dated November 23, 2015, except for Notes 1, 2, 10, 13, and 17, as to which the date is May 2, 2016, with respect to the consolidated financial statements of Berry Plastics Group, Inc. for the years ended September 26, 2015 and September 27, 2014 and each of the three years in the period ended September 26, 2015, appearing in the Registration Statement (Form S-4) of Berry Plastics Corporation for the registration of $400,000,000 of 6% Second Priority Senior Secured Notes due 2022. We also consent to the incorporation by reference therein of our report dated November 23, 2015, with respect to the effectiveness of internal control over financial reporting of Berry Plastics Group, Inc. as of September 26, 2015 included in the 2015 Annual Report (Form 10-K), filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Indianapolis, Indiana

May 2, 2016